EXHIBIT 23.2

TERRA NETWORKS

Sociedad Anónima

Calle Nicaragua, No. 54
08029 Barcelona, Spain

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Telefónica, S.A. on Form F-4 of our report dated February 6, 2004, with respect to the financial statements of Terra Networks España, S.A.U. as of December 31, 2003 and 2002 and the related statements of profit and loss for each of the three years in the period ended December 31, 2003, which report appears in the 2003 Annual Report on Form 20-F of Terra Networks, S.A.

March 3, 2005

/s/ BDO Audiberia Auditores, S.L.

BDO Audiberia Auditores, S.L.